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                                                                    EXHIBIT 12.1

                       ESTERLINE TECHNOLOGIES CORPORATION

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                        ACTUAL
                                                                      FISCAL YEAR
                                             -----------------------------------------------------------

                                                 1999        2000        2001        2002        2003
                                               --------    --------    --------    --------   ----------
                                                                (DOLLARS IN THOUSANDS)
Income from continuing operations
  before income taxes...................       $ 46,583    $ 45,308    $ 67,067    $ 41,745    $ 42,791

Fixed charges(1)
  Interest expense......................          9,011       8,124       7,663       7,122      11,995
  Amortization of debt issuance
  Cost..................................            107         116         178         167         703
  Interest included in rental expense...          1,549       1,957       2,035       2,164       2,398
                                               --------    --------    --------    --------    --------
       Total............................       $ 10,667    $ 10,197    $  9,876    $  9,453    $ 15,096

Earnings(2).............................       $ 57,250    $ 55,505    $ 76,943    $ 51,198    $ 57,887

Ratio of earnings available to cover
  fixed charges.........................            5.4         5.4         7.8         5.4         3.8
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(1) Fixed charges consist of interest on indebtedness and amortization of debt issuance cost plus that portion of lease rental expense representative of the interest factor.

(2) Earnings consist of income from continuing operations before income taxes plus fixed charges.